Exhibit 3.26

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GREEN TREE INVESTMENT HOLDINGS II LLC

TABLE OF CONTENTS

ARTICLE I.	GENERAL PROVISIONS; DEFINITIONS	2

1.1.	Registered Office	2
1.2.	Other Offices	2
1.3.	Purpose; Nature of Business Permitted; Powers	2
1.4.	Limited Liability of Members	3
1.5.	Tax Classification; No State Law Partnership	3
1.6.	Definitions	3
1.7.	Certificates; Filings	5
1.8.	Term	6

ARTICLE II.	UNITS; CAPITAL CONTRIBUTIONS	6

2.1.	Units	6
2.2.	Capital Contributions	6
2.3.	Admission of New Members	6
2.4.	Interest	6
2.5.	Capital Withdrawal Rights, Interest and Priority	6

ARTICLE III.	MANAGEMENT OF THE COMPANY	7

3.1.	Managing Member	7
3.2.	Officers; Designation; Term; Qualifications	8

ARTICLE IV.	TRANSFERS OF UNITS	9

4.1.	Restrictions on Transfer	9
4.2.	Transfers by Managing Member	10

ARTICLE V.	[RESERVED]	10

ARTICLE VI.	DISTRIBUTIONS AND EXPENSES	10

6.1.	Distributions	10
6.2.	Amounts Withheld	10
6.3.	Expenses	10

ARTICLE VII.	OTHER TAX MATTERS	11

7.1.	Books and Records	11
7.2.	Survival	11
7.3.	Activities Outside of the United States	11

ARTICLE VIII.	DISSOLUTION AND TERMINATION OF THE COMPANY	11

8.1.	Dissolution	11
8.2.	Dissolution, Winding Up and Liquidation	11

ARTICLE IX.	INDEMNIFICATION AND CONTRIBUTION	12

9.1.	Exculpation and Indemnity by the Company	12
9.2.	Expenses	12
9.3.	Advance Payment of Expenses	13
9.4.	Indemnification Procedure for Third Party and Other Claims	13

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TABLE OF CONTENTS

(continued)

9.5.	Other Claims	13
9.6.	Limitation on Damages	14

ARTICLE X.	MISCELLANEOUS PROVISIONS	14

10.1.	Entire Agreement	14
10.2.	Amendments	14
10.3.	Applicable Law; Venue	14
10.4.	Enforcement	14
10.5.	Headings	15
10.6.	Severability	15
10.7.	Heirs, Successors and Assigns	15
10.8.	Tax Reports and Financial Statements; Information	15
10.9.	Counterparts	15
10.10.	Reserved	15
10.11.	Additional Documents	15
10.12.	Notices	15
10.13.	Waiver of Right to Partition and Bill of Accounting	16
10.14.	Confidentiality; Press Releases	16

Schedule A     -     Schedule of Units and Percentage Interests of the Members

Schedule B     -     Officers

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FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

OF

GREEN TREE INVESTMENT HOLDINGS II LLC,

a Delaware Limited Liability Company

THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Green Tree Investment Holdings II LLC, a Delaware limited liability company (the “Company”), is made as of December 18, 2009, by Green Tree Credit Solutions LLC, a Delaware limited liability company (“GTCS”), as the Managing Member and the Member.

RECITALS;

WHEREAS, a Certificate of Formation of the Company was filed with the Secretary of State of Delaware on March 26, 2003, a Certificate of Amendment of the Certificate of Formation was filed on May 19, 2003 and October 7, 2003 and an Amended and Restated Certificate of Formation was filed on April 15, 2005 and on even date herewith (as so amended and amended and restated, the “Certificate of Formation”) in accordance with the provisions of the Delaware Limited Liability Company Act. Del. Code tit. 6, Chapter 18 § 101. et seq., as amended from time to time (the “Act”);

WHEREAS, on December 31, 2007, GTH LLC (“GTH”) and Green Tree Residuals Investor LLC (“GTRI”) entered into an amended and restated limited liability company agreement of the Company (the “Third A&R LLC Agreement”) which this Agreement now further amends and restates in its entirety;

WHEREAS, the Third A&R LLC Agreement provided for the creation of the following series of interests: (i) the CUC Series, FA Series, FAII Series, GTL Series, GTLII Series, HE/HI Series, LB Series, and MH/CL Series (each as defined in the Third A&R LLC Agreement) (each, a “Non-RES Series”, and collectively, the “Non-RES Series”, as context requires), which were each wholly owned by GTH, and (ii) the RES Series (as defined in the Third A&R LLC Agreement), which was wholly owned by GTRI;

WHEREAS, GTH is effectuating certain strategic initiatives which include a reorganization of its organizational structure based on separating its mortgage servicing business and its legacy investment portfolio of loans, securities and excess cash (the “Reorganization”);

WHEREAS, in connection with the Reorganization, (i) immediately prior to the execution hereof, GTRI entered into an assignment and assumption agreement with the RES Series pursuant to which all of the assets of the RES Series were assigned to GTRI and GTRI assumed all of the liabilities of the RES Series, and (ii) concurrently with the execution hereof, the RES Series is being dissolved and terminated in accordance with the Act;

WHEREAS, in connection with the Reorganization, (i) immediately prior to the execution hereof, GTH transferred all of its equity interests in the Non-RES Series to GTCS, (ii) immediately prior to the execution hereof, the Company entered into an assignment and assumption agreement (the “Non-RES Assignment Agreement”) with each Non-RES Series pursuant to which all of the assets of each Non-RES Series were assigned to the Company and the Company assumed all of the liabilities of each of the Non-RES Series, and (iii) concurrently with the execution hereof, each Non-RES Series is being dissolved and terminated in accordance with the Act (the “Termination”);

WHEREAS, pursuant to the Non-RES Assignment Agreement, GTCS waived any and all rights to receive any assets of the Non-RES Series in connection with the Termination and agreed that such assets be assigned to the Company pursuant to such Non-RES Assignment Agreement; and

WHEREAS, GTCS desires to enter into this Agreement (i) to reflect that, in consideration for the Termination and the Non-RES Assignment Agreement, all of its Units (as defined in the Third A&R LLC Agreement) in the Non-RES Series shall be converted into the sole outstanding Units of the Company, (ii) to reflect the elimination of the RES Series and Non-RES Series, and (iii) to otherwise set forth the respective rights, powers and interests of the Members (as defined below) with respect to the Company and their respective Units therein, and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, GTCS hereby agrees as follows:

ARTICLE I.

GENERAL PROVISIONS; DEFINITIONS

1.1. Registered Office. The registered agent and office of the Company in the State of Delaware shall continue to be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Managing Member of the Company may change said registered office from one location to another in the State of Delaware.

1.2. Other Offices. The Company may have one or more offices as may be established from time to time.

1.3. Purpose; Nature of Business Permitted; Powers. The Company is organized for the business object and purpose of (a) acquiring, holding, financing, operating, managing, and disposing of (i) asset-backed securities in which the underlying collateral is manufactured housing contracts and related assets, home equity loans and related assets, or other consumer finance loans and related assets, (ii) servicing rights relating to manufactured housing contracts and related assets, home equity loans and related assets, or other consumer finance loans and related assets, (iii) manufactured housing contracts and (iv) home equity or other consumer finance loans and (b) such other activities as limited liability companies may engage in under the Act that are necessary or advisable in connection with the foregoing. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the foregoing business object and purpose of the Company.

1.4. Limited Liability of Members. No Member or any of its Affiliates shall have any liability for the debts, obligations or liabilities of the Company or of any other Member.

1.5. Tax Classification; No State Law Partnership. The Member intends that the Company shall be treated as a disregarded entity of GTCS for federal, state and local income tax purposes. The Member and the Company agree to file all tax returns and otherwise take all tax and financial reporting positions in a manner consistent with such treatment, unless otherwise required by law. No provision of this Agreement shall be deemed or construed to constitute the Company (including its subsidiaries) as a partnership (including a limited partnership) or joint venture, or any Member as a partner of or with any other Member for any other purpose.

1.6. Definitions. Unless the context otherwise requires, the terms defined in this Section 1.6 shall, for the purposes of this Agreement, have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Act” means the Delaware Limited Liability Company Act (as it may be amended from time to time and any successor to such Act).

“Affiliate” (and with a correlative meaning “Affiliated”) shall mean, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly or indirectly controls or is controlled by or is under common control with such first Person, and, with respect to any natural person, any member of his or her immediate family or a trust, family limited partnership or other gift and estate planning vehicle for the benefit of any such person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City are required or permitted by law to be closed.

“Capital Contribution” means the consideration the Member contributed to the Company in exchange for Units in the Company.

“Certificate of Formation” has the meaning set forth in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Asset” means any property owned by the Company and/or any of its direct or indirect subsidiaries.

“control” (including, with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Fiscal Year” means (a) any subsequent 12-month period commencing on January 1 and ending on December 31 and (b) the period commencing on the immediately preceding January 1 and ending on the date on which all property of the Company, as applicable, is distributed to the Members pursuant to Article VIII hereof.

“Governmental Authority” means any state, federal, local or foreign government or any agency, bureau, board, commission, court, department, political subdivision, tribunal, arbitrator or any instrumentality of any state, federal, local or foreign government.

“GTCS” has the meaning set forth in the preamble to this Agreement.

“GTH” has the meaning set forth in the recitals to this Agreement.

“GTRI” has the meaning set forth in the recitals to this Agreement.

“Indemnifiable Losses” has the meaning set forth in Section 9.1 hereof.

“Indemnified Party” has the meaning set forth in Section 9.4 hereof.

“Indemnifying Party” has the meaning set forth in Section 9.4 hereof.

“Indemnified Person” has the meaning set forth in Section 9.1 hereof.

“Law” means any law, statute, rule, regulation, ordinance and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Managing Member” means GTCS, in its capacity as managing member of the Company and any Person that succeeds or replaces GTCS as managing member of the Company in accordance with the provisions of this Agreement.

“Member” means each Person holding Units who has been admitted as a member of the Company in accordance with this Agreement.

“Non-RES Series” has the meaning set forth in the recitals to this Agreement.

“Non-RES Assignment Agreement” has the meaning set forth in the recitals to this Agreement.

“Officer” means any officer of the Company appointed by the Managing Member.

“Percentage Interest” means, with respect to a Member, the percentage of the Units held by such Member, which percentage (a) is set forth opposite its name on Schedule A hereto, as such schedule may be amended to reflect changes in such percentage, (b) represents the number of Units held by such Member divided by the aggregate amount of the number of Units held by all Members and (c) represents such Member’s rights to receive distributions from the Company in accordance with the provisions of this Agreement.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, joint-stock company, estate, limited liability company, unincorporated organization or other legal entity or organization.

“Regulations” means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

“Reorganization” has the meaning set forth in the recitals to this Agreement. “Termination” has the meaning set forth in the recitals to this Agreement.

“Third A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Third Party Claim” has the meaning set forth in Section 9.4 hereof.

“Transfer” has the meaning set forth in Section 4.1 (a) hereof.

“Units” has the meaning set forth in Section 2.1 hereof.

Any capitalized term not defined herein shall have the meaning ascribed to such term in the Act.

1.7. Certificates; Filings. The Managing Member and each Officer are authorized Persons within the meaning of the Act to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction within the United States in which the Company may wish to conduct business; provided, that the laws of such jurisdiction recognize the limited liability of the Members and the Company qualifies to do business in such jurisdiction as a foreign limited liability company. Following the execution and delivery of this Agreement, the Officers or their designee, under the supervision and control of the Managing Member of the Company, shall promptly prepare any documents required to be filed and recorded under the Act, and the Officers or such designee shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Officers or such designee, under the supervision and control of the Managing Member of the Company, shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable Law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

1.8. Term. The term of the Company began on March 26, 2003, being the date on which the original certificate of formation of the Company was filed with the Secretary of State of the State of Delaware and shall continue until dissolved in accordance with the provisions hereof or pursuant to the Act.

ARTICLE II.

UNITS; CAPITAL CONTRIBUTIONS

2.1. Units. The Company shall be authorized to issue a single class of limited liability company interests (within the meaning of the Act), including, without limitation, each Member’s voting rights, if any, and any other rights, benefits and obligations of such Member under this Agreement and the Act (“Units”). Simultaneously with the execution hereof, and in furtherance of the Termination, each of GTCS’s units (as defined in the Third A&R LLC Agreement) in the Non-RES Series is hereby converted into and GTCS is admitted to the Company in respect of, one (1) Unit in the Company whereupon the former units (as defined in the Third A&R LLC Agreement) of the RES Series and the Non-RES Series shall cease to exist for all purposes hereof and under he Act, it being further agreed that GTRI shall receive no consideration in exchange for its former units (as defined in the Third A&R LLC Agreement) of the RES Series.

2.2. Capital Contributions. No Member shall be entitled to any compensation by reason of its Capital Contribution or by reason of serving as a Member. No Member shall be required to lend any funds to the Company.

2.3. Admission of New Members. Unless otherwise permitted under Article IV hereof, new Members may only be admitted to the Company with the approval of the Managing Member. A new Member must agree in writing to be bound by the terms and provisions of the Certificate of Formation and this Agreement, each as may be amended from time to time, and must execute a counterpart of, or an agreement adopting, this Agreement and other related agreements as the existing Members may require. Upon admission, the new Member shall have all rights and duties of a Member of the Company.

2.4. Interest. No interest shall be paid or credited to the Members upon any undistributed profits of the Company.

2.5. Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member’s Capital Contribution in whole or in part until the dissolution, liquidation and winding-up of the Company, except to the extent of distributions pursuant to Article VI hereof may represent returns of capital. A Member who withdraws or purports to withdraw as a Member without the consent of the other Members or as otherwise allowed by this Agreement shall be liable to the Company for any damages suffered by the Company on account of the breach and shall not be entitled to receive any payment on its Units or a return of its Capital Contribution until the time otherwise provided herein for distributions to Members.

ARTICLE III.

MANAGEMENT OF THE COMPANY

3.1. Managing Member.

(a) GTCS is hereby designated as the Managing Member of the Company.

(b) The Managing Member shall have exclusive power and authority, in the name of and on behalf of the Company, to perform all acts and do all things that it deems necessary or desirable to conduct the business of the Company.

(c) Without limiting the generality of Section 3.1(b) hereof, the Managing Member shall be authorized in the name of and on behalf of the Company:

(i) to enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements or other instruments for the operation of the Company; and

(ii) in general to do all things and execute all documents necessary or appropriate to conduct the business of the Company as set forth in Section 1.3 hereof.

(d) The Managing Member of the Company shall hold office until its resignation or removal in accordance with the provisions hereof. The Managing Member is a “manager” of the Company (within the meaning of the Act). The Managing Member shall devote such time to the business and affairs of the Company as it deems necessary, in its sole discretion, for the performance of its duties, but in any event, shall not be required to devote full time to the performance of such duties and may delegate its duties and responsibilities as provided in this Agreement.

(e) Any action taken by the Managing Member, and the signature of the Managing Member (or an authorized representative thereof) on any agreement, contract, instrument or other document on behalf of the Company shall be sufficient to bind the Company and shall conclusively evidence the authorization and approval of the Company and its Members with respect thereto. This Section 3.1(e) shall not, subject to the terms of this Agreement, including, without limitation, Article IX hereof, relieve the Managing Member from any liability to the other Members for any act in contravention of this Agreement.

(f) Any Person dealing with the Company, the Managing Member or any Member may rely upon a certificate signed by the Managing Member as to (i) the identity of such Managing Member, any Member or any Officer, (ii) any factual matters relevant to the affairs of the Company, (iii) the Persons who are authorized to execute and deliver any document on behalf of the Company or (iv) any action taken or omitted by the Company or such Managing Member.

3.2. Officers; Designation; Term; Qualifications.

(a) The Managing Member may, from time to time, designate one or more Persons to be Officers of the Company. The names of the Persons designated as the Officers of the Company are set forth in Schedule B hereto. Any Officer so designated shall have such authority and perform such duties as the Managing Member delegates; provided, that the Managing Member shall not delegate its responsibility for the overall management and supervision of the Company. The Managing Member may assign titles to particular Officers, and the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Managing Member pursuant to this Section 3.2. Each Officer shall hold office for the term for which such Officer is designated and until his or her successor shall be duly designated and shall qualify or until his or her death, his or her resignation or his or her removal (with or without cause) by the Managing Member. Any Person may hold any number of offices. No Officer need be a Member, a Delaware resident or a United States citizen. Designation of such a Person as an Officer of the Company shall not of itself create any contract rights in such Person.

(b) Any Officer of the Company may be removed as such, with or without cause, by the Managing Member; provided, however, that such removal shall be without prejudice to the contract rights (including, without limitation, any rights to indemnification and advancement of expenses under any contract of the Company or any subsidiary), if any, of the Person so removed. Any Officer of the Company may resign as such at any time upon written notice to the Managing Member. Such resignation shall take effect at the time specified therein, or if no time is specified therein, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

(c) Any vacancy occurring in any office of the Company may be filled by the Managing Member or any Person designated by the Managing Member.

(d) No Officer of the Company shall be entitled to any Units or other interest in the Company or any subsidiary or compensation by reason of serving as an Officer. The Managing Member shall not be entitled to any Units or other interest in the Company or any subsidiary or compensation by reason of serving as the Managing Member of the Company.

(e) Each Officer of the Company is an agent of the Company for the purpose of the business of the Company in accordance with this Agreement, and the act of each Officer for apparently carrying on the ordinary course of business of the Company binds the Company, unless (i) the Officer so acting has in fact no authority to act for the Company in the particular matter and (ii) the Person with whom such Officer is dealing has knowledge of the fact that such Officer has no such authority. An act of an Officer that is not apparently carrying on the ordinary course of business of the Company does not bind the Company unless authorized by the Managing Member.

ARTICLE IV.

TRANSFERS OF UNITS

4.1. Restrictions on Transfer.

(a) No Member, including any assignee or successor in interest of any such Member, shall (voluntarily or involuntarily), directly or indirectly, transfer, assign or otherwise dispose of (each, a “Transfer”) all or any portion of its Units (including a Transfer pursuant to a foreclosure sale of all or any part of the assets of a Member), without the prior written consent of the Managing Member of the Company. Any Transfer of Units in contravention of the provisions of this Agreement shall be null and void.

(b) No Member shall enter into any agreements or arrangements of any kind with any Person with respect to any Units inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Members), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Units, nor shall any Member act, for any reason, as a member of a group or in concert with any other Persons in connection with the acquisition, disposition or voting (if applicable) of any Units in any manner which is inconsistent with the provisions of this Agreement.

(c) Unless and until a transferee is admitted as an additional or substitute Member, the transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder. A Member that has transferred its Units shall cease to be a Member upon Transfer of all of the Member’s Units (and the admission of a transferee in respect of such Units as a Member in accordance with the terms of this Agreement) and thereafter shall have no powers, rights and privileges as a Member hereunder.

(d) The Company, each Member, the Managing Member, the Officers of the Company and any other Person or Persons having business with the Company need only deal with Members who are admitted as Members or as additional or substitute Members of the Company, and they shall not be required to deal with any other Person by reason of a Transfer by a Member. In the absence of a transferee of a transferring Member’s Units being admitted as a Member as provided herein, any payment to a Member shall acquit the Company and the Managing Member thereof of all liability to any other Persons who may be interested in such payment by reason of an assignment by such Member.

(e) Notwithstanding anything to the contrary contained herein, no Member shall Transfer or propose to Transfer any Units at any time if such action would:

(i) constitute a violation of the Act;

(ii) constitute a violation of any securities or blue sky Laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of securities under any such Laws or a breach of any undertaking or agreement of such Member entered into pursuant to such Laws or in connection with obtaining an exemption thereunder or would require the Company to file periodic reports under the U.S. Securities Exchange Act of 1934, as amended, or any similar Law in any other jurisdiction;

(iii) result in the Company being required to register as an investment company under the United States Investment Company Act of 1940, as amended;

(iv) result in the Company’s assets being treated as plan assets of any employee benefit plan subject to Title 1 of the United States Employee Retirement Income Security Act of 1974, as amended; or

(v) result in an event of default under any credit agreements to which the Company is a party.

4.2. Transfers by Managing Member. The Managing Member may transfer any portion of its Units at any time without the consent of any Member and upon the transfer of any or all of its Units, the Managing Member shall remain the Managing Member of the Company until its resignation or removal as such.

ARTICLE V.

[RESERVED]

ARTICLE VI.

DISTRIBUTIONS AND EXPENSES

6.1. Distributions. At such times as are determined by the Managing Member from time to time, the Company shall make distributions, in cash or in kind, to the Members in accordance with their respective Percentage Interests.

6.2. Amounts Withheld. All amounts withheld or paid pursuant to the Code or any provisions of state, local or foreign tax law with respect to any payment, distribution, allocation or other consideration paid to the Members, shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld or paid pursuant to this Section 6.2 for all purposes under this Agreement. The Company is authorized to withhold or pay, when required under applicable law, from payments, distributions, or other consideration paid to Members, and with respect to allocations to the Members, and to pay over to any federal, state, local or foreign government any amounts required to be so withheld or paid pursuant to the Code or any provisions of any federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld or paid.

6.3. Expenses. Except as otherwise provided in this Agreement, the Company will be responsible for all third-party expenses of the Company. The Company shall reimburse the Managing Member and Officers of the Company for all reasonable out-of-pocket expenses incurred by the Managing Member or any Officer, as the case may be, of the Company on behalf of the Company and the Members. Without in any way limiting Section 1.4 hereof, each Member shall otherwise be responsible for all costs and expenses incurred by such Member in the performance of its obligations under this Agreement.

ARTICLE VII.

OTHER TAX MATTERS

7.1. Books and Records. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The Fiscal Year of the Company for financial reporting and for federal income tax purposes shall be the calendar year. All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business in the United States, and each Member, and any duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times. The Company’s books of account shall be kept on an accrual basis or as otherwise provided by the Managing Member and otherwise in accordance with generally accepted accounting principles, consistently applied, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles (including the Regulations).

7.2. Survival. The provisions of this Article VII shall survive the dissolution of the Company (as well as any termination, purchase or redemption of any Member’s Units for any reason whatsoever), and shall remain binding on the Members and all former Members for a period of time necessary to resolve with the appropriate taxing authorities any and all material matters regarding the taxation of the Company and its Members by reason of their Units.

7.3. Activities Outside of the United States. The provisions of this Article VII shall be applicable, to the maximum extent possible, with respect to tax matters involving the Company’s activities outside of the United States.

ARTICLE VIII.

DISSOLUTION AND TERMINATION OF THE COMPANY

8.1. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon: (i) the unanimous vote of all of the Members; or (b) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

8.2. Dissolution, Winding Up and Liquidation.

(a) Upon a dissolution of the Company, the Company shall continue solely for purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying claims of its creditors. The liquidator of the Company shall take full account of the Company’s liabilities and property and shall cause the property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(i) first, to creditors (including Members who are creditors to the extent otherwise permitted by law) in satisfaction of all of the Company’s debts and other liabilities, including the expenses of the winding-up, liquidation and dissolution of the Company (whether by payment or the making of reasonable reserves to provide for payment thereof); and

(ii) second, to the Members in accordance with their respective Percentage Interests.

ARTICLE IX.

INDEMNIFICATION AND CONTRIBUTION

9.1. Exculpation and Indemnity by the Company. In the absence of fraud, willful misconduct or gross negligence by a Member or any Officer, or their respective officers, directors, stockholders, members, partners and other affiliates, and any other person who serves at the request of the Managing Member or Officer on behalf of the Company as an officer, director, partner, employee or agent of any other entity (collectively, an “Indemnified Person”), and provided such Indemnified Person shall have acted in good faith consistent with applicable law and the provisions of this Agreement, no Indemnified Person shall be liable to any Member or the Company in connection with any of the transactions contemplated by this Agreement (i) for any mistake in judgment, (ii) for any action or inaction taken or omitted, or (iii) for any loss due to the mistake, action, inaction or negligence of any broker or other agent that is not an Indemnified Person or the dishonesty, fraud or bad faith of any broker or other agent selected and monitored in good faith and with reasonable care. To the fullest extent permitted by applicable law, the Company shall indemnify each Indemnified Person and hold such Indemnified Person harmless against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement (“Indemnifiable Losses”), except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of fraud, willful misconduct or gross negligence with respect to such acts or omissions; provided that any indemnity under this Section 9.1 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof. The provisions of this Section 9 shall survive any termination of this Agreement and shall apply to any “Indemnifiable Person” pursuant to the Third A&R LLC Agreement who would otherwise be considered an Indemnifiable Person but for the changes to this Agreement relative to the Third A&R LLC Agreement to reflect the elimination of any series of interests of the Company.

9.2. Expenses. Any indemnification under Section 9.1 hereof, as well as the advance payment of expenses permitted under Section 9.3 hereof shall be made by the Company to the fullest extent permitted under the Act.

9.3. Advance Payment of Expenses. The expenses of any Indemnified Person incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Indemnified Person (in form and substance, from an indemnitor, reasonably satisfactory to the Managing Member), to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified by the Company. The provisions of this Section 9.3 do not affect and shall not be deemed exclusive of any other rights, including, without, limitation, any rights to indemnification or advancement of expenses to which any such Indemnified Person other than the Members may be entitled under any contract, pursuant to approval of the Members, or otherwise by law.

9.4. Indemnification Procedure for Third Party and Other Claims. A party against whom indemnification is sought under this Agreement (the “Indemnifying Party”) shall have the right, but not the obligation, exercisable by written notice to the Person seeking such indemnification hereunder (the “Indemnified Party”) within 30 days after receipt of written notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim that (a) involves (and continues to involve) solely money damages or (b) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the third party and the claims for equitable relief are incidental to the claims for money damages. The Indemnified Party shall have the right to assume the defense and control the settlement of any Third Party Claim (i) not described in clauses (a) or (b) of the preceding sentence or (ii) described in clauses (a) or (b) of the preceding sentence whose defense and control of settlement has not been assumed by the Indemnifying Party. The Indemnifying Person or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld), The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement which (A) commits the Indemnified Party to take, or to forbear to take, any action or (B) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 9.4 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

9.5. Other Claims. In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement for other than a Third Party Claim, such Indemnified Party shall send written notice of such claim to the rndernnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, the Indemnified Party and the Indemnifying Party shall attempt to resolve such claim by mutual agreement before resorting to other legal means to resolve such claim.

9.6. Limitation on Damages. Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement including, without limitation, in respect of any breach by any Member of this Agreement; provided, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Indemnifiable Losses directly incurred from Third Party Claims. Any Indemnified Person shall take commercially reasonable actions to mitigate his, her, its or their damages.

ARTICLE X.

MISCELLANEOUS PROVISIONS

10.1. Entire Agreement. This Agreement, constituted the complete and exclusive statement of the agreement with respect to the subject matter contained herein and therein.

10.2. Amendments. This Agreement may be amended only by action of the Managing Member of the Company.

10.3. Applicable Law; Venue.

(a) The Certificate of Formation and this Agreement shall be governed exclusively by their respective terms and the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

(b) Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the Delaware Court of Chancery, and, by execution and delivery of this Agreement, each Member and the Managing Member hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and the appellate courts thereof. Each Member and the Managing Member irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address for notices set forth herein. Each Member and the Managing Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

10.4. Enforcement. In the event of an action, suit or proceeding initiated by one Member against another Member involving the enforcement of its rights hereunder, the prevailing party shall be entitled to indemnification from the other party of reasonable attorneys’ fees and expenses incurred in enforcing its rights in such action, suit or proceeding.

10.5. Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.

10.6. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

10.7. Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the Members and their respective assignees (whether permitted by this Agreement or not), heirs, legal representatives and successors; provided, however, that no assignment shall be made by any Member other than pursuant to, in accordance with and as permitted by Article IV hereof.

10.8. Tax Reports and Financial Statements; Information.

After the end of each Fiscal Year, the Officers shall, as promptly as possible and in any event within 90 days after the close of the Fiscal Year, cause to be prepared and transmitted to each Member all information necessary for the preparation of such Member’s federal income tax return and such other tax information as a Member may reasonably request.

10.9. Counterparts. This Agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

10.10. Reserved.

10.11. Additional Documents. Each Member agrees to perform all further acts and to execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

10.12. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be effective and deemed delivered or given, as the case may be, (a) if given by facsimile, when transmitted and the appropriate confirmation is received from the machine transmitting such facsimile, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next Business Day, (b) if given by reputable overnight courier, on the next Business Day, (c) by hand delivery, when delivered or (d) if mailed, on the second Business following the day on which sent by first class mail:

Notices shall be delivered to the addresses or facsimile numbers set forth in a schedule filed with the records of the Company or such other addresses or facsimile numbers as such Members may hereafter specify to the Managing Member of the Company, who shall so notify the other Members.

10.13. Waiver of Right to Partition and Bill of Accounting. To the fullest extent permitted by applicable law, each Member covenants that it will not, and hereby waives any right to, file a bill for partnership accounting. Each Member irrevocably waives any right that it may have to maintain any action for dissolution of the Company (unless the Company is dissolved pursuant to Section 8.1 hereof) or partition with respect to the Company’s assets.

10.14. Confidentiality; Press Releases. Each Member shall keep confidential this Agreement and the transactions contemplated hereby and shall not disclose, issue any press release or otherwise make any public statement in connection therewith without the prior written consent of each other Member (not to be unreasonably withheld) unless so required by applicable law or any governmental authority; provided that no such written consent shall be required (and each Member shall be free to release such information) for disclosures to each Investor’s partners, members, advisors, employees, agents, accountants or attorneys, so long as such persons agree to keep such information confidential.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

GREEN TREE CREDIT SOLUTIONS LLC, a Delaware Limited Liability Company, as the Member and Managing Member

By:
	Name:	Brain F. Corey
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Fourth Amended and Restated Limited Liability Company Agreement

of Green Tree Investment Holdings II LLC]

SCHEDULE A

MEMBERS
MEMBER’S NAME	UNITS	PERCENTAGE INTEREST
Green Tree Credit Solutions LLC	1	100%

Schedule A

SCHEDULE B

Officers

Keith Anderson	President and Chief Operating Officer

James R. Breakey	Senior Vice President and Chief Information Officer

Brian F. Corey	Senior Vice President, General Counsel and Secretary

Barbara J. Didrikson	Senior Vice President

Cheryl A. Collins	Senior Vice President and Chief Financial Officer

Cynthia J. Glad	Assistant Vice President

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